           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 22, 1997

                                  $154,000,000
                              THE MEAD CORPORATION
                          MEDIUM-TERM NOTES, SERIES A
                DUE 9 MONTHS TO THIRTY YEARS FROM DATE OF ISSUE
                            ------------------------
     The Company may offer from time to time its Medium-Term Notes, Series A (the 'Notes'), due from 9 months to thirty years from the date of issue, as selected by the purchaser and agreed to by the Company, at an aggregate initial public offering price not to exceed $154,000,000 or its equivalent in foreign currencies, currency units or composite currencies subject to reduction as a result of the sale by the Company of other securities pursuant to the Registration Statement of which this Prospectus is a part.

     The Notes may be denominated in U.S. dollars or in such foreign currencies, currency units or composite currencies as the Company may designate at the time of offering. The specific currency, currency unit or composite currency, interest rate (if any), issue price, and maturity date of any Note will be set forth in the related Pricing Supplement to this Prospectus Supplement. Unless otherwise specified in the applicable Pricing Supplement. Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency. See 'Description of Notes.'

     Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each March 15 and September 15 and at maturity. Interest on Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Interest on the Floating Rate Notes may be determined by reference to the Commercial Paper Rate, CD Rate, Federal Funds Rate, LIBOR, Treasury Rate, Prime Rate or CMT Rate, as adjusted by a Spread or Spread Multiplier, if any. Zero Coupon Notes will not bear interest.

     Unless the Company specifies a Redemption Commencement Date or an Optional Repayment Date in the applicable Pricing Supplement, the Notes will not be redeemable or repayable, respectively, prior to their Stated Maturity. If a Redemption Commencement Date is so specified, the Notes will be redeemable at the option of the Company at any time after such date as described herein. If an Optional Repayment Date is so specified, the Notes will be subject to repayment at the option of the Holder on such date.

     The Company will issue the Notes offered hereby in permanent global or definitive certificated form, as specified in the applicable Pricing Supplement. A permanent global Note representing Book-Entry Notes will be registered in the name of, or a nominee of, The Depository Trust Company, which will act as Depositary. Beneficial interests in Book-Entry Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described below under 'Description of Notes -- Book-Entry Notes,' owners of beneficial interests in a permanent global Note will not be considered the Holders thereof and will not be entitled to receive physical delivery of Notes in definitive form. Unless otherwise specified in the applicable Pricing Supplement, the Notes offered hereby will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000, or the approximate equivalent in the Specified Currency. See 'Description of Notes.'
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY
        PRICING SUPPLEMENT HERETO OR THE ACCOMPANYING PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                         PRICE TO              AGENTS'                 PROCEEDS TO
                                         PUBLIC(1)          COMMISSIONS(2)            COMPANY(2)(3)
                                         ---------          --------------            -------------
Per Note......................             100%             .125% - .750%            99.875% - 99.250%
Total(4)......................         $154,000,000      $192,500 - $1,155,000  $153,807,500 - $152,845,000

------------
(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.

(2) The Company will pay the Agents a commission ranging from .125% to .750% depending upon the maturity of any Note sold through any such firm as Agent (or sold to such Agents as principal in circumstances in which no other discount is agreed). The Company may also sell Notes to an Agent as principal for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of the resale to be determined by such Agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent. The Company may also sell Notes directly to investors on its own behalf, in which case no commission will be payable. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $100,000 payable by the Company, including $45,000 of estimated expenses of the Agents to be reimbursed by the Company.

(4) Or the equivalent thereof in another currency or composite currency.
                            ------------------------
     Offers to purchase Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Company. Notes may be sold to the Agents on their own behalf at negotiated discounts. The Company reserves the right to sell Notes directly on its own behalf. The Company also reserves the right to withdraw, cancel, or modify the offering contemplated hereby without notice. No termination date for the offering of the Notes has been established. The Company or the Agents may reject any order as a whole or in part. See 'Supplemental Plan of Distribution.'

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.
                            ------------------------
          The date of this Prospectus Supplement is October 20, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'SUPPLEMENTAL PLAN OF DISTRIBUTION.'

                                USE OF PROCEEDS

     Except as otherwise indicated in the applicable Pricing Supplement, the net proceeds to be received by the Company from the sale of the Notes will be added to working capital and will be available for general corporate purposes, which may include repayment of indebtedness. Pending such application, a portion of the net proceeds may be invested in marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated. The ratios of earnings to fixed charges for the years ended December 31, 1992-1996 have been derived from audited financial statements.

                                                                PERIOD ENDED           YEAR ENDED DECEMBER 31
                                                                  JUNE 29,      ------------------------------------
                                                                    1997        1996    1995    1994    1993    1992
                                                                ------------    ----    ----    ----    ----    ----

Ratio of Earnings to Fixed Charges(1)........................        2.6        4.1     6.3     2.1     2.3     1.2

------------

(1) For the purpose of this ratio, earnings have been calculated by adding earnings from continuing operations before income taxes, the Company's share of earnings (loss) from investees before income taxes, interest and debt expense, amortization of capitalized interest and the portion of rental payments deemed to be interest. Fixed charges consist of interest and debt expense, capitalized interest and the portion of rental payments deemed to be interest.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith, replaces, the description of the general terms of the Securities set forth under the heading 'Description of Securities' in the accompanying Prospectus, to which description reference is hereby made. The provisions of the Notes summarized herein will apply to such Notes unless otherwise specified in the applicable Pricing Supplement and the applicable Note. Capitalized terms set forth below have the meanings specified in the Indenture, dated as of October 20, 1997 (the 'Indenture'), between the Company and Citibank, N.A. (the 'Trustee'), as trustee, and/or the Notes. The Indenture has substantially identical terms to the indentures referred to in the accompanying Prospectus.

GENERAL

     The Notes constitute a single series of Securities for purposes of the Indenture and are limited in amount as set forth on the cover page of this Prospectus Supplement. For a description of the rights attaching to different series of Securities under the Indenture, see 'Description of Securities' in the Prospectus.

     The Company will at all times have appointed and maintain a Paying Agent (which may be the Trustee) authorized to pay the principal of (and premium, if any) or interest on any Notes on the Company's behalf and having an office or agency (the 'Paying Agent Office') in The City of New York, where the Notes may be presented or surrendered for payment and notices, designations, or requests in respect of payments with respect to Notes may be served. The Company has initially appointed the Trustee as the Paying Agent, with its Paying Agent Office currently at 111 Wall Street, New York, New York 10043.

     Unless previously redeemed by the Company or repaid by the Company at the option of the Holder, a Note will mature on the date ('Stated Maturity') from 9 months to thirty years from its date of issue that is specified on its face and in the applicable Pricing Supplement. The 'maturity' of any Note refers herein to the date on which its principal becomes due and payable, whether at Stated Maturity, upon redemption by the Company, repayment by the Company at the option of the Holder, or otherwise.

     Each Note will be denominated in a currency, currency unit or composite currency ('Specified Currency') as specified on its face and in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for them by delivery of the requisite amount of the Specified Currency to the Company or an Agent, as applicable, unless other arrangements have been made. Unless otherwise specified in the applicable Pricing Supplement, payments on the Notes will be made in the applicable Specified Currency in the country issuing the Specified Currency (or, for ECUs, Brussels), provided that, at the election of the Holder and in certain circumstances at the Company's option, payments on Notes denominated in other than U.S. dollars may be made in U.S. dollars. See 'Payment of Principal and Interest.'

     Each Note will be represented by either a permanent global Note registered in the name of, or a nominee of, the Depositary (each such Note represented by a permanent global Note being referred to below as a 'Book-Entry Note') or a certificate issued in definitive registered form, without coupons, as set forth in the applicable Pricing Supplement. Except as set forth under 'Book-Entry Notes' below, owners of beneficial interests in Book-Entry Notes will not be entitled to receive Notes in definitive form. So long as the Depositary or its nominee is the registered holder of any permanent global Note, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Note or Notes represented by such permanent global Note for all purposes under the Indenture and the Notes. For a further description of the respective forms, denominations, and transfer and exchange procedures for any such permanent global Note and the Book-Entry Notes, refer to 'Book-Entry Notes' below and to the applicable Pricing Supplement and to 'Description of Securities -- Global Securities -- Book-Entry Securities' in the accompanying Prospectus. Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of any Note denominated in U.S. dollars will be $1,000 and integral multiples of $1,000. The authorized denominations of any Note denominated in other than U.S. dollars will be the amount of the Specified Currency for such Note equivalent, at the noon buying rate in The City of New York for cable transfers for such Specified Currency (the 'Exchange Rate') on or prior to the sixth Business Day in The City of New York and in the country issuing such currency (or, for ECUs, Brussels) next preceding the date of issue of such Note, to U.S. $1,000 (rounded to the nearest 1,000 units of such Specified Currency) and any greater amount that is an integral multiple of such amounts of such Specified Currency unless specified in the applicable Pricing Supplement.

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction.

     The provisions relating to defeasance and covenant defeasance described under the caption 'Description of Securities -- Defeasance and Covenant Defeasance' in the accompanying Prospectus will apply to Fixed Rate Notes denominated in U.S. dollars.

     Notes will be sold in individual issues of Notes having such interest rate or interest rate formula, if any, Stated Maturity, and date of original issuance as shall be selected by the initial purchasers and agreed to by the Company. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction. Unless otherwise indicated in the applicable Pricing Supplement, each Note, except any Zero Coupon Note (as hereinafter defined), will bear interest at a fixed rate or a rate determined by reference to one or more of the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate, CMT Rate or the Federal Funds Rate, as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Note. See 'Interest Rate.' The Notes may be issued as Zero Coupon Notes ('Zero Coupon Notes'). Zero Coupon Notes will be issued at a discount from the principal amount payable at maturity thereof, but holders of Zero Coupon Notes will not receive periodic payments of interest thereon.

     The Notes (including any Zero Coupon Note) may be issued with original issue discount as defined for United States federal income tax purposes. Holders of Notes issued with original issue discount may be required to include amounts in gross income for federal income tax purposes in advance of the receipt of the cash to which such income is attributable. See 'United States Taxation' in this Prospectus Supplement.

     The Notes will not be subject to any sinking fund and, unless the Company specifies an initial date on which a Note may be redeemed by the Company (a 'Redemption Commencement Date') or one or more dates on which the Notes will be repayable by the Company at the option of the Holder in the applicable Pricing Supplement, will not be redeemable or repayable before their maturity. If the Company does specify a Redemption Commencement Date for any Note, the applicable Pricing Supplement will also specify one or more redemption prices ('Redemption Prices') and the redemption period or periods ('Redemption Periods') during which such Redemption Prices shall apply. Unless otherwise specified in the Pricing Supplement, any such Note shall be redeemable at the Company's option at any time on or after such specified Redemption Commencement Date at the specified Redemption Price applicable to the Redemption Period during which such
Note is to be redeemed, together with interest accrued to the date fixed for redemption (the 'Redemption Date'). See also ' -- Repayment at the Option of the Holder.'

     The Notes (other than Book-Entry Notes) may be presented for registration of transfer or exchange at the Paying Agent Office in The City of New York. With respect to transfers of Book-Entry Notes and exchanges of permanent global Notes representing Book-Entry Notes, see ' -- Book-Entry Notes' below.

     The Notes are referred to in the accompanying Prospectus as the 'Securities.' For a description of the rights attaching to different series of Securities under the Indenture, see 'Description of Securities' in the Prospectus.

INTEREST RATE

     Each Note, other than a Zero Coupon Note, will bear interest from its date of issue or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity or earlier date of redemption by the Company or repayment by the Company at the option of the Holder, as specified below under 'Payment of Principal and Interest.'

     Each Note, other than a Zero Coupon Note, will bear interest at either:

          (a) a fixed rate (a 'Fixed Rate Note'); or

          (b) a variable rate determined by reference to an interest rate formula (a 'Floating Rate Note'), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier (each term defined below).

     A Floating Rate Note may also have either or both:

          (a) a maximum, or ceiling, on the rate of interest that may accrue during any interest period (a 'Maximum Rate'); and

          (b) a minimum, or floor, on the rate of interest that may accrue during any interest period (a 'Minimum Rate').

     The 'Spread' is the number of basis points specified in the applicable Pricing Supplement as applying to the Interest Rate Basis (as defined below) for such Note, and the 'Spread Multiplier' is the percentage specified in the applicable Pricing Supplement as applying to the Interest Rate Basis for such Note.

     'Market Day' means:

          (a) with respect to any Note (except a LIBOR Note), any Business Day in The City of New York; and

          (b) with respect to any LIBOR Note, any Business Day in The City of New York which is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market

     (each day on which dealings in deposits in U.S. dollars are transacted in the London interbank market, a 'London Business Day'). 'Business Day' means, with respect to any particular location, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in such location are authorized or obligated by law or executive order to close.

     'Index Maturity' means, for a Floating Rate Note, the period to maturity of the interest or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. Unless otherwise provided in the applicable Pricing Supplement, the Trustee will be the calculation agent (the 'Calculation Agent') for Floating Rate Notes.

     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note, the Interest Payment Dates (if other than March 15 and September 15), the Regular Record Dates (if other than March 1 and September 1), and, if applicable, the Redemption Commencement Date, Redemption Prices and Redemption Periods relating to such Fixed Rate Note. The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis (the 'Interest Rate Basis') for such Floating Rate Note. The Interest Rate Basis for each Floating Rate Note will be one or more of the following:

          (a) the Commercial Paper Rate for 'Commercial Paper Rate Notes';

          (b) the Prime Rate for 'Prime Rate Notes';

          (c) LIBOR for 'LIBOR Notes';

          (d) the Treasury Rate for 'Treasury Rate Notes';

          (e) the CD Rate for 'CD Rate Notes';

          (f) the CMT Rate for 'CMT Rate Notes';

          (g) the Federal Funds Rate for 'Federal Funds Rate Notes'; or

          (h) such other interest rate formula as such Pricing Supplement sets forth.

     The applicable Pricing Supplement for a Floating Rate Note will specify the Interest Rate Basis and, if applicable, the Calculation Agent, the Index Maturity, the Spread and/or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Date, and the Interest Reset Date for such Note.

     The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually, annually, or otherwise (such period being the 'Interest Reset Period' for such Floating Rate Note, and the first date of each Interest Reset Period being an 'Interest Reset Date'), as specified in the applicable Pricing Supplement. The Interest Reset Date will be:

          (a) for Floating Rate Notes (other than Treasury Rate Notes) that reset daily, each Business Day;

          (b) for Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week;

          (c) for Treasury Rate Notes that reset weekly, the Tuesday of each week, except as provided below;

          (d) for Floating Rate Notes that reset monthly, the third Wednesday of each month;

          (e) for Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December;

          (f) for Floating Rate Notes that reset semi-annually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement;

          (g) for Floating Rate Notes that reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; and

          (h) for Floating Rate Notes that reset at intervals other than those described above, the days specified in the applicable Pricing Supplement;

provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date for a Floating Rate Note will be the initial Interest Rate (as set forth in the applicable Pricing Supplement).

     If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day for such Floating Rate Note (except that for a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day).

     The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the 'Commercial Paper Interest Determination Date'), for a Prime Rate Note (the 'Prime Rate Interest Determination Date'), for a CD Rate Note (the 'CD Rate Interest Determination Date'), for a CMT Rate Note (the 'CMT Rate Interest Determination Date') and for a Federal Funds Rate Note (the 'Federal Funds Rate Interest Determination Date') will be the second Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the 'LIBOR Interest Determination Date') will be the second London Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the 'Treasury Interest Determination Date') will be the day of the week in which such Interest Reset Date falls (which will be the day on which Treasury bills would normally be auctioned). Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Market Day immediately following such auction date.

     All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and 9.876544% (or .09876544) being rounded to 9.87654
(or .0987654)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

     In addition to any maximum interest rate that may apply to a Floating Rate Note under the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis, with certain exceptions. The limit may not apply to Floating Rate Notes in which U.S. $2,500,000 or more has been invested.

     Upon the request of the Holder of any Floating Rate Note, the Paying Agent for such Note will provide the interest rate then in effect, and, if determined, the interest rate that will become effective on the next Interest Reset Date for such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the 'Calculation Date,' if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Stated Maturity, as the case may be. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any), and be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, 'Commercial Paper Rate' means, for any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in 'Statistical Release H.15(519), Selected Interest Rates' or any successor publication of the Board of Governors of the Federal Reserve System ('H.15(519)') under the heading 'Commercial -- Paper Nonfinancial.' If such rate is not published before 9:00 a.m., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate for such Interest Reset Date shall be the Money Market Yield of such rate on such Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, 'Composite 3:30 p.m. Quotations for U.S. Government Securities' or any successor publication published by the Federal Reserve Bank of New York ('Composite Quotations') under the heading 'Commercial Paper.' If by 3:30 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate for such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 a.m., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York (which may include the Agents) selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is 'AA,' or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate for such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Commercial Paper Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

     'Money Market Yield' shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                                       360 x D
                   Money Market Yield = 100 x  -------------------------
                                                   360 - (D x M)

where 'D' refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and 'M' refers to the actual number of days in the period for which interest is being calculated.

CD RATE NOTES

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, 'CD Rate' means, for any Interest Reset Date, the rate for the relevant CD Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading 'CDs (Secondary Market).' If such rate is not published before 9:00 a.m., New York City time, on the relevant Calculation Date, then the CD Rate for such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading 'Certificates of Deposit.' If by 3:00 p.m., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate for such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000; provided, however, that if fewer than three dealers selected as provided above by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate for such Interest Reset Date will be the CD Rate in effect on such CD Rate Interest Determination Date (or, if the Initial Interest Rate is then in effect, the CD Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

FEDERAL FUNDS RATE NOTES

     Federal Funds Rates Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, 'Federal Funds Rate' means, for any Interest Reset Date, the rate on the relevant Federal Funds Interest Determination Date for Federal Funds as published in H.15(519) under the heading 'Federal Funds (Effective).' If such rate is not published before 9:00 a.m., New York City time, on the relevant Calculation Date, then the Federal Funds Rate for such Interest Reset Date will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading 'Federal Funds/Effective Rate.' If by 3:00 p.m., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate for such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate for such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date, (or if the Initial Interest Rate is then in effect, the Federal Funds Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

LIBOR NOTES

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR for any Interest Reset Date will be determined by the Calculation Agent as follows:

          (a) The Calculation Agent will determine either (i) the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the applicable Index Maturity which appear on the Reuters Screen LIBO Page at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date if at least two such offered rates appear on the Reuters Screen LIBO Page ('LIBOR Reuters'), or (ii) the rate for deposits in U.S. dollars for the period of the applicable Index Maturity that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such LIBOR Interest Determination Date ('LIBOR Telerate'). 'Reuters Screen LIBO Page' means the display designated as Page 'LIBO' on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on the service for the purpose of displaying London interbank offered rates of major banks). 'Telerate Page 3750' means the display designated as page '3750' on the Telerate Service (or such other page as may replace the 3750 page on that service for the purpose of displaying London interbank offered rates of major banks). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in
     (b) below.

          (b) If fewer than two offered rates appear on the Reuters Screen LIBO Page or no rate appears on Telerate Page 3750, as applicable, the Calculation Agent will request the principal London offices of four major banks in the London interbank market, as selected by the Calculation

     Agent, to provide the Calculation Agent with its offered quotations for deposits in U.S. dollars for the period of the applicable Index Maturity to prime banks in the London interbank market at approximately 11:00 a.m., London time, commencing on the second London Business day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S.$1 million that is representative of a single transaction in such market at such time. If at least two quotations are provided, LIBOR with respect to such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent at approximately 11:00 a.m., New York City time, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date for loans in U.S. dollars to leading European banks, for the period of the applicable Index Maturity and in a principal amount equal to an amount of not less than U.S.$1 million that is representative for a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the LIBOR in effect on such LIBOR Interest Determination Date (or if the Initial Interest Rate is then in effect, LIBOR will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) and will be payable on the dates specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, 'Treasury Rate' means, for any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ('Treasury Bills') having the specified Index Maturity as published in H.15(519) under the heading 'U.S. Government Securities/Treasury Bills/Auction Average (Investment)' or, if not so published by 9:00 a.m., New York City time, on the relevant Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. If the results of such auction of Treasury Bills having the specified Index Maturity are not published or reported as provided above by 9:00 a.m., New York City time, on such Calculation Date, or if no such auction is held during such week, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Interest Determination Date for the specified Index Maturity under the heading 'U.S. Government Securities/Treasury Bills/Secondary Market.' If such rate is not so published by 3:00 p.m., New York City time, on the relevant Calculation Date, the Treasury Rate for such Interest Reset Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three dealers selected as provided above by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the Treasury Rate in effect on such Treasury Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Treasury Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

PRIME RATE NOTES

     Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, 'Prime Rate' means, for any Interest Reset Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading 'Bank Prime Loan.' If such rate is not published before 9:00 a.m., New York City time, on the relevant Calculation Date, then the Prime Rate for such Interest Reset Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page 'USPRIME1' on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ('Reuters Screen USPRIME1 Page') as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date, the Prime Rate for such Interest Reset Date will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by three major money center banks in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as provided above by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate for such Interest Reset Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Prime Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

CMT RATE NOTES

     CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CMT Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, 'CMT Rate' means, with respect to any Interest Reset Date, the treasury constant maturity rate for direct obligations of the United States ('Treasury Notes') on the relevant CMT Rate Interest Determination Date for the relevant Index Maturity as published in H.15(519) under the heading 'U.S. Government Securities/Treasury Constant Maturities.' In the event that such rate is not published by 3:00 P.M., New York City time, on the relevant Calculation Date, the CMT Rate will be the bond equivalent yield of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury Notes with a remaining maturity closest to the Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CMT Rate with respect to such Interest Reset Date will be the CMT Rate in effect on the day prior to such CMT Rate Interest Determination Date (or, if the Initial Interest Rate is then in effect, the CMT Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement, payments of principal of (and premium, if any) and interest on all Notes will be made in the applicable Specified Currency; provided, however, that payments of principal (and premium, if any) and interest on Notes denominated in other than U.S. dollars will nevertheless be made in U.S. dollars:

          (a) at the option of the Holders of such Notes under the procedures described in the two following paragraphs; and

          (b) at the Company's option in the case of imposition of exchange controls or other circumstances beyond the Company's control as described in the last paragraph under this heading.

     Unless otherwise specified in the applicable Pricing Supplement, and except as provided in the next paragraph, payments of interest and principal (and premium, if any) for any Note denominated in other than U.S. dollars will be made in U.S. dollars if the registered Holder of such Note on the relevant

Regular Record Date, or at maturity, as the case may be, has transmitted a written request for such payment in U.S. dollars to the Paying Agent at the Paying Agent Office in The City of New York on or before such Regular Record Date, or the date 16 days before maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex, or other form of facsimile transmission. Any such request made for any Note by a registered Holder will remain in effect for any further payments of interest and principal (and premium, if any) on such Note payable to such Holder, unless such request is revoked on or before the relevant Regular Record Date or the date 16 days before maturity, as the case may be. Holders of Notes denominated in other than U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how to elect to receive payments in U.S. dollars.

     The U.S. dollar amount to be received by a Holder of a Note denominated in other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the highest indicative bid quotation in The City of New York received by the Exchange Rate Agent (as defined below) as of 11:00 a.m., New York City time on the second Business Day next preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Notes electing to receive U.S. dollar payments. If three such bid quotations are not available on the second Business Day preceding the date of payment of principal (and premium, if any) or interest for any Note, such payment will be made in the Specified Currency. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deductions from such payment. The Exchange Rate Agent (the 'Exchange Rate Agent') with respect to any Notes denominated in other than U.S dollars will be specified in the applicable Pricing Supplement.

     Interest will be payable to the person in whose name a Note is registered (which for a permanent global Note representing Book-Entry Notes will be the Depositary or a nominee of the Depositary) at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable (which for permanent global Notes representing Book-Entry Notes, will be the Depositary or a nominee of the Depositary). The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the second such Interest Payment Date next succeeding its date of issue to the registered owner on the Regular Record Date relating to such second Interest Payment Date. Unless otherwise indicated in the applicable Pricing Supplement, the 'Regular Record Date' for any Note shall be the date 15 calendar days before each Interest Payment Date, whether or not such date shall be a Business Day.

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable:

          (a) for Floating Rate Notes that reset daily, on the third Wednesday of each month or on the third Wednesday of March, June, September, and December of each year (as specified in the applicable Pricing Supplement);

          (b) for Floating Rate Notes that reset weekly, on the third Wednesday of each month or on the third Wednesday of March, June, September, and December of each year (as specified in the applicable Pricing Supplement);

          (c) for Floating Rate Notes that reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September, and December of each year (as specified in the applicable Pricing Supplement);

          (d) for Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year;

          (e) for Floating Rate Notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement;

          (f) for Floating Rate Notes that reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement; and

          (g) for Floating Rate Notes that reset at intervals other than those described above, on the days specified in the applicable Pricing Supplement,

    each an 'Interest Payment Date,' and in each case, at maturity. If an Interest Payment Date (other than at Stated Maturity, a Redemption Date or an Optional Repayment Date (as defined below under 'Repayment at the Option of the Holder')) with respect to any Floating Rate Note would otherwise fall on a day that is not a Market Day with respect to such Note (and for any Note denominated in other than U.S. dollars, a Business Day in the country issuing the Specified Currency (or, for ECUs, Brussels)), such Interest Payment Date will be on the next succeeding day that is a Market Day with respect to such Note (and, for any Note denominated in other than U.S. dollars, a Business Day in the country issuing the Specified Currency (or, for ECUs, Brussels)) (with interest accruing to but excluding the Interest Payment Date as rescheduled) (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding day that is a Market Day (with interest accruing to but excluding the Interest Payment Date as rescheduled)). If the Stated Maturity, Redemption Date or Optional Repayment Date of a Floating Rate Note falls on a day that is not a Market Day (and for any Note denominated in other than U.S. dollars, a Business Day in the country issuing the Specified Currency (or, for ECUs, Brussels)), the required payment of principal, premium, if any, and interest will be made on the next succeeding day that is a Market Day with respect to such Note (and, for any Note denominated in other than U.S. dollars, a Business Day in the country issuing the Specified Currency (or, for ECUs, Brussels)) as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Stated Maturity, Redemption Date or Optional Repayment Date, as the case may be, to the date of such payment on the Stated Maturity, Redemption Date or Optional Repayment Date as rescheduled.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Stated Maturity, as the case may be.

     For a Floating Rate Note, accrued interest from (and including) the date of issue or from (and including) the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from (and including) the date of issue, or from (and including) the last date to which interest has been paid, but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal rounded to the nearest one-hundred thousandth, as herein before specified) applicable to such date by 360 for Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes, or Federal Funds Rate Notes, or by the actual number of days in the year for Treasury Rate Notes or CMT Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     A payment on any Fixed Rate Note due on any day that is not a Market Day (and, for any Note denominated in other than U.S. dollars, a Business Day in the country issuing the Specified Currency (or, for ECUs, Brussels)) need not be made on such a day, but may be made on the next succeeding day that is a Market Day with respect to such Note (and, for any Note denominated in other than U.S. dollars, a Business Day in the country issuing the Specified Currency (or, for ECUs, Brussels)) with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such date.

     Payment of the principal of (and premium, if any) and any interest due with respect to any Note (other than a Book-Entry Note) at maturity will be made in immediately available funds upon surrender of such Note at the Paying Agent Office in The City of New York, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest on any Note (other than any Book-Entry Note) other than at maturity will be made by check mailed to the address of the Person (which, in the case of a permanent global Note representing Book-Entry Notes, shall be the Depositary) entitled thereto as it appears in the Security Register or by wire transfer to such account as may have been appropriately designated by such Person. Payments in respect of Book-Entry Notes are further discussed under 'Book-Entry Notes.'

     If the principal of (and premium, if any) or interest on any Note is payable in other than U.S. dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of the Notes by making such payment in U.S. dollars on the basis of the most recently available Exchange Rate. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under the Indenture.

AMORTIZING NOTES

     The Company may from time to time offer Notes for which payments of principal and interest are made over the life of the Notes ('Amortizing Notes'). Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

BOOK-ENTRY NOTES

     Upon issuance, all Book-Entry Notes of like tenor and having the same date of issue will be represented by a single permanent global Note. Each permanent global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the 'Depositary'), located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary. With respect to any Book-Entry Note denominated in a Specified Currency other than U.S. dollars, the Depositary currently has elected to have payments of principal (and premium, if any) and interest on such Note made in U.S. dollars unless notified by any of its participants (as defined below) through which an interest in such Note is held that it elects to receive such payment of principal (or premium, if any), or interest in such Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Book-Entry Notes denominated in a Specified Currency other than U.S. dollars electing to receive payments of principal or any premium or interest in a currency other than U.S. dollars must notify the participant through which its interest is held on or prior to the applicable Regular Record Date, in the case of a payment of interest, and on or prior to the sixteenth day prior to the maturity date, in the case of principal or premium, of such beneficial owner's election to receive all or a portion of such payment in such Specified Currency. Such participant must notify the Depositary of such election on or prior to the third Business Day after such Regular Record Date or after such sixteenth day. The Depositary will notify the Paying Agent of such election on or prior to the fifth Business Day after such Regular Record Date or after such sixteenth day. If complete instructions are received by the participant and forwarded by the participant to the Depositary, and by the Depositary to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency.

     Ownership of beneficial interests in a permanent global Note representing Book-Entry Notes will be limited to institutions that have accounts with the Depositary or its nominee ('participants') or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such a permanent global Note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such permanent global Note. Ownership of beneficial interests in such a permanent global Note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a permanent global Note.

     The Company has been advised by the Depositary that upon the issuance of a permanent global Note representing Book-Entry Notes, and the deposit of such permanent global Note with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such permanent global Note to the accounts of participants. The accounts to be credited shall be designated by the soliciting Agent or, to the extent that the Book-Entry Notes are offered and sold directly, by the Company.

     Payment of principal of and any premium and interest on Book-Entry Notes represented by any permanent global Note registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and Holder of the permanent global Note representing such Book-Entry Notes. Neither the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a permanent global Note representing such Book-Entry Notes or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest in respect of a permanent global Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such permanent global Note as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a permanent global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in 'street name,' and will be the sole responsibility of such participants and not of the Depositary, the Trustee, the Company or any agent of the Trustee or the Company.

     No permanent global Note described above may be transferred except as a whole by the Depositary for such permanent global Note to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

     A permanent global Note representing Book-Entry Notes is exchangeable for definitive Notes registered in the name of, and a transfer of a permanent global Note may be registered to, any Person other than the Depositary or its nominee, only if:

          (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such permanent global Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the 'Exchange Act');

          (b) the Company in its sole discretion determines that such permanent global Note shall be exchangeable for definitive Notes in registered form; or

          (c) any event shall have happened and be continuing that constitutes or, after notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes.

Any permanent global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such permanent global Note.

     Except as provided above, owners of beneficial interests in such permanent global Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof for any purpose under the Indenture, and no permanent global Note representing Book-Entry Notes shall be exchangeable, except for another permanent global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such permanent global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

     The Indenture provides that the Depositary, as a Holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action which a Holder is entitled to give or take under the Indenture. The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders or an owner of a beneficial interest in such permanent global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants who maintain accounts directly with Depositary include securities brokers and dealers, including the Agents, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

REGARDING THE PAYING AGENT

     The Company has initially appointed Citibank, N.A. as Paying Agent in respect of the Notes. Citibank, N.A. provides various banking services to the Company, including acting as lender under the Company's credit agreement.

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be repayable by the Company at the option of the Holders thereof prior to Stated Maturity only if one or more optional repayment dates are specified in the applicable Pricing Supplement ('Optional Repayment Dates'). If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000), at a repayment price equal to 100% of the unpaid principal amount to be repaid (or, if such Note is an Original Issue Discount Note, such lesser amount as provided therein), together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled 'Option to Elect Repayment' duly completed, by the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

     Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, holders of beneficial interests ('Beneficial Owners') of a permanent global Note that desire to have all or any portion of the Book-Entry Notes represented by such permanent global Note repaid must instruct the participant through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related permanent global Note and duly completed election form to the Trustee as aforesaid. In order to ensure that such permanent global Note and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the participant through which it owns its interest before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the participants through which they own their interest for the respective deadlines for such participants. See 'Book-Entry Notes.'

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

OPTIONAL REDEMPTION

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be redeemable prior to their Stated Maturity. If so specified in the applicable Pricing Supplement, the Notes will be redeemable at the option of the Company at any time after the date or dates specified therein. If one or more such dates are so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of such Note) and the redemption period or periods during which such Redemption Prices shall apply. Unless otherwise specified in the Pricing Supplement, any such Note shall be redeemable at the option of the Company at the specified Redemption Price applicable to the Redemption Period during which such Note is to be redeemed, together with interest accrued to the Redemption Date.

     If so specified in the applicable Pricing Supplement, the Notes will be redeemable at the Company's option, as a whole or from time to time in part, on any date prior to their Stated Maturity at a Redemption Price equal to 100% of the principal amount thereof plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), plus a Make-Whole Premium, if any.

     The 'Make-Whole Premium' in respect of any Note is intended to be the amount, if any, which, when added to the then outstanding principal amount of such Note, would, if invested on the Redemption Date of such Note in U.S. Treasury securities with maturities equal to the Remaining Life of the Notes (as defined below), have a pre-tax yield to maturity equal to the original yield to maturity of the Notes, based on the initial public offering price of the Notes set forth in the applicable Pricing Supplement. The amount of the Make-Whole Premium in respect of the principal amount of any Note to be redeemed will be the excess, if any, of (i) the sum of the present values, as of the Redemption Date of such Note, of (A) the respective interest payments (exclusive of the amount of accrued interest to the Redemption Date) on such Note that, but for such redemption, would have been payable on their respective Interest Payment Dates after such Redemption Date, and (B) the payment of such principal amount that, but for such redemption, would have been payable on the Stated Maturity over (ii) the amount of such principal to be redeemed. Such present values will be determined in accordance with generally accepted principles of financial analysis by discounting the amounts of such payments of interest and principal from their respective Stated Maturities to such Redemption Date at a discount rate equal to the Treasury Yield.

     The 'Treasury Yield' in respect of any Note to be redeemed shall be determined as of the date on which notice of redemption of such Note is sent to the Holder thereof by reference to the most recent H.15 (519) which has become publicly available not more than two Business Days prior to such date or, if H.15(519) is no longer published or no longer contains the applicable data, to the most recently published issue of The Wall Street Journal (Eastern Edition) published not more than two Business Days prior to such date that contains such data or, if The Wall Street Journal (Eastern Edition) is no longer published or no longer contains such data, to any publicly available source of similar market data), and shall be the most recent weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity equal to the Remaining Life of the Notes and, if applicable, converted to a bond equivalent yield basis as described below. The 'Remaining Life of the Notes' shall equal the number of years from the Redemption Date to the Stated Maturity of the Notes; provided that if the Remaining Life of the Notes being redeemed is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is specified in the applicable source, then the Remaining Life of the Notes shall be rounded to the nearest one-twelfth of one year and the Treasury Yield shall be obtained by linear interpolation (computed to the fifth decimal place (one thousandth of a percentage point) and then rounded to the fourth decimal place (one hundredth of a percentage point)), after rounding to the nearest one-twelfth of one year, from the weekly average yields of (a) the actively traded U.S. Treasury security with a maturity closest to and less than the Remaining Life of the Notes and (b) the actively traded U.S. Treasury security with a maturity closest to and greater than the Remaining Life of the Notes, except that if the Remaining Life of the Notes is less than three months, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of three months shall be used. The Treasury Yield shall, if expressed on a yield basis other than that equivalent to a bond equivalent yield basis, be converted to a bond equivalent yield basis and shall be computed to the fifth decimal place (one thousandth of a percentage point) and then rounded to the fourth decimal place (one hundredth of a percentage point).

     Notice of redemption will be provided by mailing a notice of such redemption to each Holder by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each Holder as that address appears in the Security Register.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

GOVERNING LAW AND JUDGMENTS

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. A judgment for money in an action based on a Note denominated in a currency other than U.S. dollars in a federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of such currency in which such Note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Note denominated in a currency other than U.S. dollars or a composite currency would be required to render such judgment in such currency or composite currency, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Notes denominated in other than U.S. dollars would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from U.S. dollars into the applicable non-U.S. dollar currency or composite currency.

                             UNITED STATES TAXATION

     The following discussion is a summary of the principal United States federal income tax consequences of ownership and disposition of Notes. It deals only with Notes held as capital assets by initial purchasers and not with special classes of holders, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction or persons whose functional currency is not the U.S. dollar. The summary is based on the Internal Revenue Code of 1986, as amended (the 'Code'), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership and disposition of Notes.

UNITED STATES HOLDERS

  PAYMENTS OF INTEREST

     Interest on a Note, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a 'foreign currency'), other than interest on a 'Discount Note' that is not 'qualified stated interest' (each as defined below under 'Original Issue
Discount -- General'), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

     Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the 'Service').

     Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) denominated in, or determined by reference to, a foreign currency, the United States Holder will recognize ordinary income or loss measured by the difference between (x) the average exchange rate used to accrue interest income, or the exchange rate as determined under the second method described above if the United States Holder elects that method, and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

  ORIGINAL ISSUE DISCOUNT

     General. A Note, other than a Note with a term of one year or less (a 'short-term Note'), will be treated as issued at an original issue discount (a 'Discount Note') if the excess of the Note's 'stated redemption price at maturity' over its issue price is more than a 'de minimis amount' (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of 'qualified stated interest.' A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for 'Variable Rate Notes' (as defined below under 'Original Issue
Discount -- Variable Rate Notes') are described below under 'Original Issue Discount -- Variable Rate Notes.'

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the 'de minimis amount'), then such excess, if any, constitutes 'de minimis original issue discount' and the Note is not a Discount Note. Unless the election described below under 'Election to Treat All Interest as Original Issue Discount' is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     United States Holders of Discount Notes having a maturity of more than one year from their date of issue must, generally, include original issue discount ('OID') in income calculated on a constant-yield method before the receipt of cash attributable to such income. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ('accrued OID'). The daily portion is determined by allocating to each day in any 'accrual period' a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The 'adjusted issue price' of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and
(y) the Note's adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (as determined above under 'Original Issue
Discount -- General') (any such excess being 'acquisition premium') and that does not make the election described below under 'Election to Treat All Interest as Original Issue Discount' is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

     Market Discount. A Note, other than a short-term Note, will be treated as purchased at a market discount (a 'Market Discount Note') if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under 'Original Issue Discount -- General') and (ii) the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's 'revised issue price,' exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes 'de minimis market discount' and such Note is not subject to the rules discussed in the following paragraphs. The Code provides that, for these purposes, the 'revised issue price' of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

     Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Service.

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     Pre-Issuance Accrued interest. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     Notes Subject to Contingencies Including Optional Redemption. In general, if a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to special rules governing contingent payment obligations that will be discussed in the applicable Pricing Supplement.

     Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company or the Holder has an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. If both the Company and the Holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a 'change in circumstances') then, except to the extent that a portion of the Note is repaid as a result of the change in circumstances and solely for purposes of determining the amount and accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as having been retired and reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading 'Original Issue Discount -- General,' with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under 'Notes Purchased at a Premium') or acquisition premium.

     In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing United States Holder, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     If the election to apply the constant-yield method to all interest on a
Note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under 'Original Issue Discount -- Market Discount' to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

     Variable Rate Notes. A 'Variable Rate Note' is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and
(z) .015, or (2) 15 percent of the total noncontingent principal payments, and
(ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more 'qualified floating rates,' (2) a single fixed rate and one or more qualified floating rates, (3) a single 'objective rate' or (4) a single fixed rate and a single objective rate that is a 'qualified inverse floating rate.'

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a 'current value' of that rate. A 'current value' of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     A variable rate is a 'qualified floating rate' if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percentage points of each other on the issue date or
(ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

     An 'objective rate' is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a 'qualified inverse floating rate' if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective have values on the issue date of the Note that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, CMT Rate Notes and Federal Funds Rate Notes will generally be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the
Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

     Foreign Currency Discount Notes. OID for any accrual period on a Discount Note that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under 'Payments of Interest.' Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

  NOTES PURCHASED AT A PREMIUM

     A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as 'amortizable bond premium,' in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. In the case of a Note that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also 'Original Issue Discount -- Election to Treat All Interest as Original Issue Discount.'

  PURCHASE, SALE AND RETIREMENT OF THE NOTES

     A United States Holder's tax basis in a Note will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under 'Original Issue
Discount -- Short-Term Notes' or 'Original Issue Discount -- Market Discount' or described in the next succeeding paragraph or attributable to accrued but unpaid interest or with respect to certain contingent payment obligations, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss. Long-term capital gain of an individual United States Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

  EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     Foreign currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

  INDEXED NOTES, OTHER NOTES SUBJECT TO THE CONTINGENT PAYMENT RULES AND AMORTIZING NOTES

     The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Notes that are not subject to the rules governing Variable Rate Notes, payments on which are determined by reference to any index, and with respect to other Notes subject to the contingent payment rules and any Amortizing Notes.

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a 'United States Alien Holder' is any holder of a Note who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of income or gain from a Note. This discussion assumes that the Note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

          (i) payments of principal, premium (if any) and interest, including OID, by the Company or any of its paying agents to any holder of a Note that is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Note is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or
     (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a 'financial institution') and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (ii) a United States Alien Holder of a Note will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Note; and

          (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

     Recently finalized Internal Revenue Service Treasury Regulations (the 'Final Regulations'), could affect the procedures to be followed by a United States Alien Holder in establishing such United States Alien Holder status as a United States Alien Holder for the purposes of the withholding rules (including the backup withholding rules). The Final Regulations are effective for payments made after December 31, 1998. Prospective purchasers of Notes should consult their tax advisors concerning the Final Regulations and their potential effect on the ownership of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  UNITED STATES HOLDERS

     In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and 'backup withholding' at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

  UNITED STATES ALIEN HOLDERS

     Under current law as effective for payments made prior to January 1, 1998, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Note; provided, the certification described in clause
(i)(c) under 'United States Alien Holders' above is received; and provided further that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including OID) on Notes. See the discussion above with respect to the rules under the Final Regulations.

     Payments of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms set forth in the Distribution Agreement, the Notes are being offered on a continuing basis by the Company through agents, including Goldman, Sachs & Co., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the 'Agents'). Goldman, Sachs & Co., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes as a whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, as a whole or in part. The Company will pay the Agents a commission of from .125% to .750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

     The Company may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page of this Prospectus Supplement in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     The Agents, as agents or principals, may be deemed to be 'underwriters' within the meaning of the Securities Act of 1933, as amended (the 'Act'). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act. The Company has agreed to reimburse the Agents for certain expenses.

     The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be 'underwriters' within the meaning of the Act.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

     In connection with the offering, such Agent may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions involve the sale by the Agents of a greater number of Notes than they are required to purchase from the Company. Such Agent also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by such Agent if such Notes are repurchased by such Agent in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

     Certain of the underwriters or Agents and their associates may be customers of, engage in transactions with, and perform services for the Company in the ordinary course of business.

                               VALIDITY OF NOTES

     The validity of the Notes will be passed upon for the Company by David L. Santez, Assistant Secretary and Associate General Counsel of the Company. Certain matters of New York law relating to the validity of the Notes will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel to the Company. Mr. Santez will rely, as to all matters related to New York law, upon the opinion of Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the Notes will be passed upon for the Agents by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely, as to all matters related to Ohio law, upon the opinion of David L. Santez, Assistant Secretary and Associate General Counsel of the Company. The opinions of David L. Santez, Skadden, Arps, Slate, Meagher & Flom LLP and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding future actions required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters that may affect the validity of the Notes but which cannot be ascertained on the date of such opinions.

                                  $850,000,000

                              THE MEAD CORPORATION

                                DEBT SECURITIES

                            ------------------------

     The Mead Corporation (the 'Company') may from time to time offer up to $850,000,000 aggregate initial offering price (or the foreign currency equivalent thereof) of its unsecured debentures, notes or other evidences of indebtedness ('Securities'). The Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The accompanying prospectus supplement or supplements (each, a 'Prospectus Supplement') set forth specifically with regard to the series of these Securities with respect to which this Prospectus is being delivered: (i) the aggregate principal amount of Securities offered; (ii) the rate and time of payment of interest, if any; (iii) authorized denominations; (iv) the maturity; (v) the public offering price; (vi) any terms for redemption at the option of the Company or the holder; (vii) any currency or composite currency, if other than United States dollars, in which the Securities are denominated or in which interest thereon is payable; (viii) whether the Securities being offered will be issued in registered form without coupons, in bearer form with coupons attached or in the form of one or more global securities; (ix) any index used to determine the amounts of payments of principal and any premium or interest; (x) the underwriter, underwriters or agents, if any, for the Securities being offered, the principal amounts, if any, to be purchased by the underwriter, underwriters or agents, their compensation and the resulting net proceeds to the Company; (xi) the designation of the Trustee acting under the applicable Indenture; and (xii) any other terms in connection with the offering and sale of the Securities.

     The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. See 'Plan of Distribution.'

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is January 22, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') Registration Statements under the Securities Act of 1933, as amended (the '1933 Act'), with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to such Registration Statements, including the exhibits filed as part thereof.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy and information statements and other information with the Commission. The Registration Statements (with exhibits) as well as such reports, proxy and information statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information. The Company's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. Such reports, proxy and information statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois; and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K with respect to the Company's fiscal year ended December 31, 1995, as amended, the Company's Quarterly Reports on Form 10-Q with respect to the quarterly periods ended March 31, 1996, June 30, 1996 and September 29, 1996 and the Company's Current Reports on Form 8-K filed October 11, 1996, November 5, 1996 and November 13, 1996, each as filed pursuant to Section 13 or 15(d) of the Exchange Act, are incorporated herein by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO DAVID L. SANTEZ, ASSISTANT SECRETARY, THE MEAD CORPORATION, COURTHOUSE PLAZA NORTHEAST, DAYTON, OHIO 45463, (937) 495-6323.

                                  THE COMPANY

     The Company manufactures and sells paper, pulp, paperboard, lumber and other wood products. The Company also manufactures and distributes school and office supplies, distributes paper and other industrial supplies.

     The Company was incorporated in 1930 under the laws of the State of Ohio as the outgrowth of a paper manufacturing business founded in 1846, and has its principal executive offices at Mead World Headquarters, Courthouse Plaza Northeast, Dayton, Ohio 45463, telephone (937) 495-6323. Except as otherwise indicated by the context, the terms 'Company' or 'Mead' as used herein refer to The Mead Corporation and its subsidiaries.

                                USE OF PROCEEDS

     Except as otherwise set forth in a Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be added to working capital and will be available for general corporate purposes, which may include repayment of indebtedness. Pending such application, a portion of the net proceeds may be invested in marketable securities.

     The Company anticipates that it may, from time to time, incur additional indebtedness through issuances in the public and private markets.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated. The ratios of earnings to fixed charges for the years ended December 31, 1991-1995 have been derived from audited financial statements.

                                                               PERIOD ENDED            YEAR ENDED DECEMBER 31
                                                               SEPTEMBER 29,    ------------------------------------
                                                                   1996         1995    1994    1993    1992    1991
                                                               -------------    ----    ----    ----    ----    ----

Ratio of Earnings to Fixed Charges(1).......................        4.7         6.3     2.1     2.3     1.2     1.2

------------

(1) For the purpose of this ratio, earnings have been calculated by adding earnings from continuing operations before income taxes, the Company's share of earnings (loss) from investees before income taxes, interest and debt expense, amortization of capitalized interest and the portion of rental payments deemed to be interest. Fixed charges consist of interest and debt expense, capitalized interest and the portion of rental payments deemed to be interest.

                           DESCRIPTION OF SECURITIES

     The Securities offered hereby will be issued under one or more separate indentures entered into, or to be entered into, between the Company and a trustee to be selected by the Company, which shall be any of Bankers Trust Company, The First National Bank of Chicago or such other trustee designated by the Company and set forth in the appropriate Prospectus Supplement. The Company has issued $411,000,000 aggregate principal amount of Securities (of which $86,000,000 aggregate principal amount is outstanding as of the date of this Prospectus) under an Indenture, dated as of July 15, 1982, as amended and supplemented, between the Company and Bankers Trust Company, and may issue additional Securities under such indenture in the future. The Company has issued $300,000,000 aggregate principal amount of Securities (all of which are outstanding as of the date of this Prospectus) under an Indenture dated as of February 1, 1993 between the Company and The First National Bank of Chicago, and may issue additional Securities under such Indenture in the future. Each of the indentures referred to above has substantially identical terms and is referred to herein as the 'Indenture,' and each of Bankers Trust Company, The First National Bank of Chicago and any other trustee designated by the Company is referred to herein as the 'Trustee.' The Trustee selected for a particular series of Securities will be set forth in the appropriate Prospectus Supplement.

     The Securities will be issued in registered form without coupons ('Registered Securities'), in bearer form with coupons attached ('Bearer Securities') or in the form of one or more temporary or permanent global securities ('Global Securities'). The Securities will be direct obligations of the Company, but will not be secured by any mortgage, pledge or other lien. Except as otherwise indicated herein, all references in this section to the 'Company' refer only to The Mead Corporation and not to its subsidiaries.

     The Indenture provides that additional series of notes, debentures or other evidences of indebtedness may be issued thereunder without limitation as to aggregate principal amount.

GENERAL

     Reference is made to the Prospectus Supplement for the following terms of the series of the Securities being offered thereby: (i) the aggregate principal amount of Securities offered; (ii) the rate, time and place of payment of interest, if any; (iii) authorized denominations; (iv) the maturity; (v) the public offering price; (vi) any currency or composite currency, if other than United States dollars, in which the Securities are denominated or in which principal, interest and premium, if any, thereon is payable; (vii) whether the Securities will be issued as Registered Securities, Bearer Securities or both;
(viii) whether such Securities are to be issued in whole or in part in the form of one or more Global Securities, and, if so, the identity of the Depositary for such Global Securities; (ix) if a temporary Global Security is to be issued with respect to Securities issuable as Bearer Securities, whether any interest thereon payable on an interest payment date prior to the issuance of definitive Bearer Securities will be paid to any clearing association holding such Global Security and the terms and conditions upon which such interest will be credited to the accounts of the persons entitled thereto on such interest payment date, if other than as specified herein; (x) if a temporary Global Security is to be issued with respect to Securities issuable as Bearer Securities, the terms upon which interests in any temporary Global Security may be exchanged for interests in a permanent Global Security or definitive Securities; (xi) any special provisions for the payment of additional amounts with respect to such Securities; (xii) any index used to determine the amounts of payments of principal and any premium or interest; (xiii) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Securities may be redeemed, in whole or in part, at the option of the Company; (xiv) the obligation, if any, of the Company to redeem or purchase any of such Securities pursuant to any sinking fund or analogous provision or at the option of the holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (xv) if other than the entire principal amount thereof, the portion of the principal amount of any of such Securities which will be payable upon declaration of acceleration of the Maturity thereof; (xvi) if the principal amount payable at the Stated Maturity of any of such Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (xvii) if applicable, that such Securities, in whole or any specified part, are defeasible pursuant to the provisions described under 'Defeasance and Covenant Defeasance'; (xviii) the underwriter, underwriters or agents, if any, for the Securities being offered, the principal amounts, if any, to be purchased by the underwriter, underwriters or agents, their compensation and the resulting net proceeds to the Company;
(xix) the Trustee under the Indenture pursuant to which the Securities offered hereby are to be issued; (xx) the deferral of interest payments through the extension of the interest payment period, if any, for the Securities being offered; and (xxi) any other terms in connection with the offering and sale of the Securities.

     The Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     The statements under this heading are summaries of certain provisions of the Indenture, a copy of which has been filed with the Commission. References in parentheses are to sections of the Indenture. Whenever particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

     Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in United States dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in United States dollars will be issued only in the denomination of $5,000. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to a series of Securities denominated in a foreign or composite currency will specify the denomination thereof. Unless otherwise set forth in a Prospectus Supplement, principal, premium and interest, if any, will be payable, and the Securities will be transferable (in the case of Registered Securities) and exchangeable without service charge at the Corporate Trust Office of the Trustee. Bearer Securities will be transferable by delivery.

     At the option of the holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities (if the Securities of such series are issuable as Registered Securities), but no Bearer Security will be delivered in or to the United States, and Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or a Special Record Date, and the relevant Interest Payment Date, such holder will not be required to surrender the coupon relating to such Interest Payment Date. Except as provided in a Prospectus Supplement, Registered Securities may not be exchanged for Bearer Securities. (Section 305)

     Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof or may have payments denominated in or determined by reference to a currency other than United States dollars. If Securities of either type are offered, the special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. 'Original Issue Discount Security' means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof pursuant to an Event of Default and the continuation thereof.

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Securities would not necessarily afford holders of the Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders. In the event that any Securities include repurchase provisions, if any such repurchase would constitute a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable.

GLOBAL SECURITIES

     The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depositary located in the United States (a 'U.S. Depositary') or a Common Depositary located outside the United States (a 'Common Depositary') identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form.

     The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Book-Entry Securities. Unless otherwise specified in an applicable Prospectus Supplement, Securities which are to be represented by a Global Security to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon issuance of a Global Security in registered form, the U.S. Depositary of such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ('participants'). The accounts to be credited shall be designated by the underwriters or agents of such Securities or by the Company, if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary (with respect to participants' interests) or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the U.S. Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Global Securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the U.S. Depositary for Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants.

     Unless and until it is exchanged in whole or in part for Securities in definitive form in accordance with the Indenture and the terms of the Securities, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. If a U.S. Depositary for Securities in registered form is at any time unwilling or unable to continue as depositary or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, the Company will issue Securities in definitive registered form in exchange for the Global Security or Securities representing such Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Securities in registered form represented by one or more Global Securities and, in such event, will issue Securities in definitive registered form in exchange for all Global Securities representing such Securities. Further, if an event of default, or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default, under the Indenture occurs and is continuing with respect to the Securities of a series, the U.S. Depositary may exchange a Global Security representing Securities of such series for Securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Securities registered in its name.

     Bearer Securities. Unless otherwise specified in an applicable Prospectus Supplement, all Bearer Securities of a series will initially be issued in the form of a single temporary Global Security, to be deposited with a Common Depositary in London for First Trust of New York, N.A., as successor to Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ('Euroclear Operator') or Cedel Bank, Societe Anonyme ('CEDEL') for credit to the designated accounts. Following the availability of a permanent Global Security or definitive forms of Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, interests in a temporary Global Security will be exchanged for definitive Bearer Securities or for interests in a permanent Global Security, with or without interest coupons, having the same interest rate and Stated Maturity, but in each such case upon the receipt of written certification to the effect that such Security is owned by (i) a person that is not a U.S. person (as defined below) or (ii) a U.S. person that is (A) a foreign branch of a United States financial institution within the meaning of Section 1.165-12(c)(1)(v) of the United States Treasury Regulations acquiring for its own account or for resale, or (B) a U.S. person who acquired the Securities through a foreign branch of such a United States financial institution and who holds the Securities through such financial institution on the date of such certification, and in either case the financial institution has agreed to comply with the requirements of Section 165(j)(3)(A),
(B) or (C) of the Internal Revenue Code of 1986, as amended (the 'Code'), and the regulations thereunder or (iii) is such a United States or foreign financial institution purchasing for offer to resell or for resale during the 40-day period following the date of issuance of a Security (the 'restricted period') and such financial institution certifies that it has not acquired the Securities for purposes of resale directly or indirectly to a U.S. person or to a person within the United States. A financial institution, whether or not described in
(i) or (ii) above, that purchases a Security for purposes of resale during the restricted period, may only give the certification described in (iii) above. In the case of a Security in permanent global form such certification must be given before the notation of a beneficial owner's interest therein in connection with the original issuance of such Security. Except as provided in the next succeeding paragraph, beneficial interests in a temporary Global Security must be exchanged for definitive Bearer Securities or for interests in a permanent Global Security before interest payments can be received. The beneficial owner of an interest in a temporary Global Security or a permanent Global Security, on or after the applicable exchange date and upon the notice specified in the Prospectus Supplement to the Trustee given through the Euroclear Operator or CEDEL, may exchange its interest for definitive Bearer Securities or definitive Registered Securities (if such series includes Registered Securities) of any authorized denomination. No Bearer Security (including a Security in global form that is either a Bearer Security or exchangeable for Bearer Securities) nor any Security initially represented by a temporary Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 304)

     If so specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary Global Security payable in respect of an Interest Payment Date occurring prior to the date on which such temporary Global Security is exchangeable for definitive Securities or for interests in a permanent Global Security will be paid only upon certification as of the relevant Interest Payment Date with respect to the portion of such temporary Global Security on which such interest is to be so credited to the same effect as the certification set forth in the immediately preceding paragraph. A certification pursuant to the preceding sentence shall be deemed a request to exchange a beneficial interest in a temporary Global Security for a definitive Bearer Security or for an interest in a permanent Global Security, with or without interest coupons, having the same interest rate and Stated Maturity, as of the exchange date, and such exchange shall be made without further certification by the person entitled to such definitive Bearer Security or beneficial interest in such permanent Global Security. (Section 304)

     As used herein, 'U.S. person' means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and 'United States' means the United States of America (including the States and the District of Columbia) and its possessions.

PAYMENT AND PAYING AGENTS

     Payment of principal of and premium, if any, and interest on Bearer Securities (including any Securities in global form that are either Bearer Securities or exchangeable for Bearer Securities) will be payable in the currency designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. Any such payment may be made, at the option of a Holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States. No payment with respect to any Bearer Security (including any Security in global form that is either a Bearer Security or exchangeable for a Bearer Security) will be made at the Corporate Trust Office of the Trustee or any other paying agency maintained by the Company in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, if the Securities are denominated and payable in U.S. dollars, payments of principal of and premium, if any, and interest on Bearer Securities (including any Securities in global form that are either Bearer Securities or exchangeable for Bearer Securities) will be made in U.S. dollars at the Corporate Trust Office of the Trustee if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Payment of principal of and premium, if any, on Registered Securities will be made in the designated currency against surrender of such Registered Securities at the Corporate Trust Office of the Trustee. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Security is registered at the close of business on the Regular Record Date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the Corporate Trust Office of the Trustee, or by a check in the designated currency mailed to each Holder at such Holder's registered address. (Sections 307 and 1001)

     The paying agents outside the United States initially appointed by the Company for a series of Securities will be named in an applicable Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in The City of New York for payments with respect to Registered Securities (other than Global Securities) and at least one paying agent in a city in Europe so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Securities is listed on the London Stock Exchange or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Securities. (Section 1002)

     All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company upon its request and the Holder of such Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 1003)

LIMITATION ON LIENS

     So long as any of the Securities remain outstanding, the Company will not, nor will it permit any Subsidiary (as defined) to, issue, assume or guarantee any debt for money borrowed (herein called 'Debt') if such Debt is secured by a mortgage, pledge, security interest, lien or other encumbrance (a 'mortgage') upon any Principal Property or on any indebtedness of or equity securities of any Subsidiary or any Affiliate (as defined), now owned or hereafter acquired, without in any such case effectively providing that the Securities then Outstanding shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to (i) mortgages on any property acquired, constructed or improved by the Company or any Subsidiary after the date of the Indenture which are created within 120 days after such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price or cost thereof, provided that such mortgages shall not apply to any property theretofore owned by the Company or any Subsidiary other than, in the case of any construction or improvement, theretofore unimproved real property; (ii) mortgages on any property acquired from a corporation which is merged with or into the Company or a Subsidiary or mortgages outstanding on property at the time it is acquired by the Company or a Subsidiary or mortgages outstanding on the property of any corporation at the time it becomes a Subsidiary; (iii) mortgages to secure Debt of a Subsidiary to the Company or another Subsidiary; (iv) mortgages or other restrictions relating to equity securities of an Affiliate resulting from certain agreements or arrangements between the Company or any Subsidiary and such Affiliate or other security holders thereof; (v) mortgages incurred in connection with certain tax exempt financings; and (vi) any extension, renewal or replacement of any mortgage referred to in the foregoing clauses (i) to (v). (Section 1006) This covenant is also subject to the exceptions described below under 'Exempted Indebtedness'.

     The term 'Principal Property' is defined to mean (i) any paperboard, paper or pulp mill or any paper converting plant or any foundry or any other manufacturing plant or facility located within the United States or Canada of the Company or any Subsidiary except any such plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety and (ii) any timber or timberlands of the Company or any Subsidiary. The term 'Subsidiary' is defined to mean any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation is at the time owned or controlled directly or indirectly by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries. (Section 101)

LIMITATION ON SALE AND LEASE-BACK

     So long as any of the Securities remain outstanding, the Company will not, and it will not permit any Subsidiary to, enter into any sale and lease-back transaction (as defined) involving any Principal Property unless (i) the Company or such Subsidiary would be entitled to incur debt secured by a mortgage on the property to be leased without equally and ratably securing the Securities, as required by the provisions of 'Limitation on Liens' above, or (ii) the Company, within 120 days, applies to the retirement of Securities or other indebtedness of the Company with a maturity in excess of one year from the date of such sale and lease-back and which ranks on a parity with the Securities an amount equal to the fair value of the property so leased. (Section 1007) This covenant is also subject to the exceptions described below under 'Exempted Indebtedness'.

     'Sale and lease-back transaction' is defined to mean any arrangement with any person providing for the leasing to the Company or a Subsidiary of any Principal Property for a period of more than three years, which Principal Property was owned by the Company or such Subsidiary for more than 120 days and is or has been sold or transferred to such person.

EXEMPTED INDEBTEDNESS

     Notwithstanding the provisions described under 'Limitation on Liens' and 'Limitation on Sale and Lease-Back', the Company and its Subsidiaries will be allowed to issue, assume or guarantee Debt which would otherwise be subject to the above-mentioned 'Limitation on Liens' without equally and ratably securing the Securities, or to enter into sale and lease-back transactions which would otherwise be subject to the above-described 'Limitation on Sale and Lease-Back' without retiring the Securities or other debt, or to enter into a combination of such transactions, if at the time thereof and after giving effect thereto, the sum of the principal amount of all such debt and the Attributable Debt (as defined) arising from such sale and lease-back transactions does not exceed 5% of Consolidated Shareholders' Equity. (Sections 101, 1006 and 1007)

     The term 'Attributable Debt' is defined to mean the total net amount of rent under each lease in respect of sale and lease-back transactions referred to above entered into after the date of the Indenture which is required to be paid during the remaining term of such lease or until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the total rent shall include such penalty), discounted at the weighted average of the interest rates borne by the

Securities Outstanding from time to time under the Indenture. The term 'Consolidated Shareholders' Equity' is defined to mean the sum of the consolidated shareholders' equity of the Company and its consolidated subsidiaries, as shown on the most recent audited consolidated balance sheet of the Company, plus 75% of the excess of the 'appraised value' of all timberlands owned by the Company and its Subsidiaries over the book value thereof. (Section
101)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides, if such provision is made applicable to the Securities of any series, that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Securities (except for the obligations to register the transfer or exchange of such Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency in respect of the Securities, to hold moneys for payment in trust or to pay any additional amounts pursuant to the terms of such Securities) ('defeasance') or (ii) to be released from its obligations with respect to such Securities under certain covenants, including those described under 'Limitation on Liens' and 'Sale and Lease-Back' above ('covenant defeasance'), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on such Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. In the case of defeasance or covenant defeasance, the holders of such Securities are entitled to receive payments in respect of such Securities solely from such trust. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. (Article Thirteen)

     In the event the Company exercised its covenant defeasance option under clause (ii) above with respect to any Securities and such Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the holders of any outstanding Securities, may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, and may permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, provided (i) that any successor Person must be a corporation organized and validly existing under the laws of any domestic jurisdiction and must assume the Company's obligations on the Securities and under the Indenture, (ii) that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if, as a result of the transaction, any Principal Property of the Company would become subject to a mortgage that would not be permitted under 'Limitation on Liens', the Company secures the Securities equally and ratably with (or prior to) the indebtedness secured by such mortgage and (iv) that certain other conditions are met. (Section 801)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the Securities of each series affected by such supplemental indenture at the time outstanding thereunder, to enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of Securities of such series under the Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby, among other things, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security; (ii) reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof; (iii) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof; (iv) change any Place of Payment where, or the coin or currency in which, any Security or any premium or the interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (vi) change any obligation of the Company to pay any additional amounts pursuant to the terms of such Securities; (vii) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; (viii) reduce the voting or quorum requirements for meetings of holders of Securities of any series; or (ix) modify certain other provisions of the Indenture. (Section 902)

     The Indenture contains provisions for convening meetings of the holders of Securities of a series if Securities of that series are issuable in whole or in part as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee thereunder, or upon the request of the Company or the holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with such Indenture. (Section
1402) Except as limited by the proviso in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any consent or waiver that may be given by the holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Securities of that series; and provided further that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Securities of a series may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Securities of that series. (Section 1404)

     Any resolution passed or decision taken at any meeting of holders of Securities of any series duly held in accordance with the Indenture will be binding on all holders of Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvening meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Securities of such series will constitute a quorum. (Section 1404)

     The holders of at least 66 2/3% in principal amount of Securities of any series may waive compliance by the Company with any term, provision or condition regarding corporate existence (Section 1004), maintenance of properties (Section
1005), limitation on liens (Section 1006) and limitation on sale and lease-back (Section 1007) before the time for such compliance. (Section 1009)

EVENTS OF DEFAULT

     An event of default with respect to Securities of any series is defined in the Indenture as being: (i) default for 30 days in payment of any interest on such series of Securities; (ii) default in payment of principal of or premium, if any, on such series of Securities; (iii) default in the deposit of any sinking fund payment on such series of Securities; (iv) default by the Company in the payment of any indebtedness for borrowed money which has not been cured or waived, the outstanding principal amount of which at the time of such default is equal to or in excess of $25,000,000; (v) default for 60 days after notice in performance of any other covenant in the Indenture; and (vi) certain events in bankruptcy, insolvency or reorganization of the Company. (Section 501) The Indenture provides that the Trustee may withhold notice to the holders of Securities of a series issued thereunder of any default with respect to such series (except in payment of principal of, or interest or premium, if any, on, such series) if the Trustee considers it in the interest of such holders to do so. (Section 602) The Indenture provides that, if an event of default specified therein shall have happened and be continuing, with respect to Securities of any series, either the Trustee or the holders of 25% in principal amount of the Securities of such series, then outstanding thereunder, may declare the principal of all the Securities of such series to be due and payable, but in certain cases the holders of a majority in principal amount of the Securities of such series then outstanding may rescind and annul such declaration and its consequences. (Section 502)

     The Company will be required to furnish to the Trustee annually an Officers' Certificate as to any default in the performance by the Company of certain of its obligations under the Indenture. (Section 1008)

     Reference is made to the Prospectus Supplement or Supplements relating to each series of Securities offered which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Securities unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provision for indemnification, the holders of a majority in principal amount of the Securities of any series, at the time outstanding shall have the right to waive certain past defaults (except a default in the payment of principal, premium, if any, or interest, if any, or a provision which cannot be modified or amended without the consent of the holder of each Outstanding Security of a series affected) and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided that the Trustee shall have the right to decline to follow any such direction if the action so directed may not lawfully be taken or conflicts with the Indenture. (Sections 512 and 513) The Trustee shall be fully protected in respect of any action taken, suffered or omitted with respect to the Indenture made in good faith and in reliance upon the written advice or opinion of counsel.

     No holder of a Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a Security for the enforcement of payment of the principal of or any premium or interest on such Security on or after the applicable due date specified in such Security. (Section 508)

CONCERNING THE TRUSTEES

     The Prospectus Supplement will set forth the Trustee designated for the series of the Securities offered thereby and such Trustee's relationships with the Company. Each of Bankers Trust Company and The First National Bank of Chicago provides, and any other trustee designated by the Company may provide, various banking services to the Company in the ordinary course of business. Certain of the banks are, and any other trustee designated by the Company may be, one of the lenders or a co-agent for various other banks under the Company's revolving credit arrangements.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters, dealers or agents may receive compensation from the Company in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the 1933 Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     All Securities will be a new issue of securities with no established trading market. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

     Bearer Securities are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the 1933 Act.

                             VALIDITY OF SECURITIES

     The validity of the Securities offered will be passed upon for the Company by its Assistant Secretary and Associate General Counsel and Skadden, Arps, Slate, Meagher & Flom LLP or by such other counsel specified in the applicable Prospectus Supplement. The Assistant Secretary and Associate General Counsel has options to acquire less than 1% of the outstanding common stock of the Company.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

__________________________________            __________________________________
__________________________________            __________________________________

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY PRICING SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND PRICING SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PRICING SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY PRICING SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                   -------------------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                    PAGE
                                                    ----

Use of Proceeds..................................    S-2
Ratio of Earnings to Fixed Charges...............    S-2
Description of Notes.............................    S-2
United States Taxation...........................   S-18
Supplemental Plan of Distribution................   S-26
Validity of Notes................................   S-27

                       PROSPECTUS

Available Information............................      2
Documents Incorporated by Reference..............      2
The Company......................................      3
Use of Proceeds..................................      3
Ratio of Earnings to Fixed Charges...............      3
Description of Securities........................      3
Plan of Distribution.............................     13
Validity of Securities...........................     13
Experts..........................................     13

__________________________________            __________________________________
__________________________________            __________________________________

                                  $154,000,000

                              THE MEAD CORPORATION

                               MEDIUM-TERM NOTES,
                                    SERIES A
                          DUE 9 MONTHS TO THIRTY YEARS
                               FROM DATE OF ISSUE

                   ----------------------------------------

                                   [LOGO]

                   ----------------------------------------

                              GOLDMAN, SACHS & CO.
                               MERRILL LYNCH & CO.

__________________________________            __________________________________
__________________________________            __________________________________

                                  Printed in U.S.A. on Mead 60lb White Moistrite



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